EXHIBIT 99.1

AMBASSADORS GROUP, INC. SETS NEW DIVIDEND POLICY, DECLARES
DATE FOR INITIAL QUARTERLY DIVIDEND
AND ANNOUNCES NEW CHIEF FINANCIAL OFFICER

CONTACT: COLLEEN MCCANN-LILLIE 509-534-6200

Spokane, WA, November 7, 2003 — Ambassadors Group, Inc. (Nasdaq:EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors initiated a new dividend policy paying common shareholders $0.44 per share annually, distributable at $0.11 per share on a quarterly basis. The Company’s board also declared an initial quarterly dividend payment of $0.11 per share, which will be paid on December 8, 2003 to all common shareholders of record on November 24, 2003. The Company and its board of directors note that they intend to continually review the dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future.

Jeff Thomas, chief executive officer of the Company, stated: “Our company has been accumulating cash, even in the current geopolitical environment. At this point in time, based upon recent tax law changes and current conditions in the market place we are pleased to be able to return value to our shareowners in the form of a dividend.”

Colleen McCann-Lillie has been elected by the board of directors to chief financial officer of Ambassadors Group, Inc. The Company’s current chief financial officer, Margaret Sestero, will continue to serve as executive vice president of the Company and president and chief operating officer of the Company’s subsidiary, Ambassador Programs, Inc. Ms. McCann-Lillie is a certified public accountant in the state of Washington. She has been employed with the Company since October, 1999. Prior to that, she held a variety of finance and accounting positions with both public and private interests.

About the Company

Ambassadors Group Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained.